Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2017 (July 14, 2017 as it relates to the reverse stock split described in Note 1), relating to the consolidated financial statements of Redfin Corporation and subsidiaries appearing in Registration Statement No. 333-219093, as amended.

/s/ Deloitte & Touche LLP

Seattle, Washington

July 27, 2017